Exhibit 99.3
@NFX is periodically published to keep shareholders aware of current operating activities at Newfield.  It may include estimates of expected production volumes, costs and expenses, recent changes to hedging positions and commodity pricing.

July 22, 2009

This edition of @NFX includes:

•	2009 SECOND QUARTER DRILLING ACTIVITY BY AREA

•	OPERATIONAL SUMMARIES BY FOCUS AREA

•	THIRD QUARTER ESTIMATES

•	UPDATED TABLES DETAILING COMPLETE HEDGE POSITIONS

First Quarter 2009 Drilling Activity*

            NFX Operated                   Non-Operated                       Gross Wells                       Dry Holes
Mid-Continent	22	21	43	0
Rocky Mount.	41	3	44	0
Onshore GC	11	2	13	3
Gulf of Mexico	2	0	2	0
International	1	3	4	0
Total:	77	29	106	3
* Represents a 97% success rate

Second Quarter 2009 Drilling Activity*

              NFX Operated                   Non-Operated                       Gross Wells                       Dry Holes
Mid-Continent	30	21	51	0
Rocky Mount.	43	3	46	0
Onshore GC	4	2	6	0
Gulf of Mexico	3	0	3	0
International	0	3	3	0
Total:	80	29	109	0
* Represents a 100% success rate

KEY MESSAGES

-	We are living within our cash flow from operations, with a 2009 capital budget of $1.45 billion. We invested $669 million in the first half of 2009.

-
We expect that our production will be in the top half of our 2009 estimated production range: 250-260 Bcfe. We produced 127 BCF in the first half of 2009. Our range represents 6-10% production growth over 2008 levels. Our current production estimate includes the continuation of deferred well completions in the Woodford and the deferral of completions on the remaining planned wells in the Granite Wash play.

-
Our cash flow estimates are well insulated by our hedges.  Year-to-date, we have realized $440 million in hedge revenues. We have hedged approximately 75% of 2009 gas production, 70% of 2010 production and recently added hedges on nearly 30% of estimated 2011 gas production. Substantially all of our domestic crude oil is hedged in 2009 and approximately 40% in 2010 with an expected realized hedge price in both years of more than $100 per barrel.

-
Our diversified portfolio provides us with flexibility and multiple options. Throughout the first six months of 2009, we have shifted capital to our highest return projects. Our investment decisions are being tailored to ensure that we are funding the best opportunities based on commodity prices, service costs and project economics. Our largest areas of operation are substantially held by production, which allows us to determine the proper development pace.

MID-CONTINENT

The Mid-Continent remains our fastest growing division with our drilling activities today focused in the Woodford Shale and the Granite Wash plays. Gross operated production in the Mid-Continent is 400 MMcfe/d, or 292 MMcfe/d net. In addition, the Company has about 25 wells that have been drilled but not completed in the Woodford Shale play.

Woodford Shale

We are in development mode today in the Woodford Shale. Our efficiencies are stemming from pad drilling, continued lengthening of lateral laterals, lower service costs and optimization of drilling and completion techniques. We are running 10 operated rigs, all under term contract. Our operated rig count is down from 13 at the beginning of the year as three term rigs were dropped as their contracts expired. Of the 10 rigs running, four roll off of term in the balance on 2009. We expect to drill about 75 wells in 2009, lower than our beginning of the year estimate of 85 wells.

Development of the Woodford Shale continues to represent the largest portion of our annual capital expenditures. Despite the lower rig count, we expect that our current plans would grow net operated production approximately 18% over 2008. Our investments will also result in significant reserve growth in 2009, as well.

Increasing lateral lengths lead to improving returns.  We continue to push lateral lengths longer in the Woodford Shale. Due to the favorable regulatory environment in Oklahoma, we are able to drill super extended laterals – or laterals up to 10,000’. Longer laterals lower our ultimate finding costs and minimize our surface disturbance by limiting the number of wells required to fully develop the field.

Two wells are currently drilling in the Woodford that have planned lateral lengths of 10,000’. We are working with regulatory agencies in Oklahoma to drill on stand-up 640’s, a section that is ½ mile wide and 2 miles long. Our primary limiting factor in lateral length is the geologic faulting, not lease or unit boundaries.
Our average lateral length in 2009 is expected to be around 5,000’. In the Woodford, the majority of our historical drilling challenges have come from the vertical portion of the well -- primarily due to the fact that we drill through several known productive zones above the Woodford formation (Wapanucka, Cromwell, Caney). By optimizing the cost of the vertical against longer laterals, we are improving our finding and development costs.

The following chart shows our average Woodford gross perforated intervals by year, compared to the same data in the Barnett and Fayetteville Shale plays.

Shown another way, we have increased our average lateral length drilled per well by approximately 85% since 2006. Over the same time period, we have decreased our completion costs per lateral foot by approximately 60%... again, the benefit of development mode.

Pad drilling.  One of the largest contributors to our cost reductions in the Woodford is pad drilling, a common development technique in resource plays. Now that more than 90% of our acreage is held-by-production, our development drilling consists of multi-well pads. Approximately 85% of our wells in 2009 will be drilled from common pad locations. The chart below depicts the economic benefit of pad drilling. We have seen nearly a 50% reduction in costs-per-completed lateral foot from the first well on a section to the eighth. Our drilling engineers are gaining incremental knowledge with each well on a section.

Production.  Our current gross operated Woodford production is approximately 240 MMcfe/d, or about flat with our first quarter exit rate. We have deliberately slowed our pace of well completions and today have an inventory of about 25 wells awaiting completion. Our completion timing depends largely on natural gas prices and service costs.

Firm Transportation.  Gas sales began last week on the new Mid-Continent Express Pipeline (MEP), linking our Woodford production to Perryville, La. For 2009, we have 300 MMcf/d of firm transportation on MEP and an additional 50 MMcf/d on LaClede. In addition, we have staged additional firm transportation on Boardwalk to coincide with our future growth needs. In total, we have approximately 650 MMcf/d of firm transportation. We expect that this will help reduce price differentials and give us the best possible pricing for our Woodford gas.

The Granite Wash

Granite Wash is a mature play, with gas-charged sand deposits covering a 20 by 100-mile area in the Texas Panhandle and Oklahoma.  We have been active in the play since 2002, following our acquisition of EEX Corp. Our largest producing asset in the trend today is Stiles Ranch, located in Wheeler County, Texas. Our production from Stiles has increased significantly under our ownership, reflecting nearly 150 vertical wells and our recent focus on horizontal drilling. Stiles is the largest contributor in our Granite Wash play, which reached a second quarter peak production rate of 147 MMcfe/d gross. Shown in the graph below is our Stiles Ranch production – now at 112 MMcfe/d gross.

The Granite Wash is a “resource play,” defined by tight, unconventional gas targets and an expansive geographic region. The play is mature, with most of the acreage held by production from multiple zones. Our Granite Wash play is focused on geologic targets between 12,000’ and 15,000’.

In geologic time, there was a northwest-southeast trending mountain chain higher than the Himalayas.  A deep inland sea existed in front of these mountains and they eroded over time. The sediment was quickly moved down the ocean shelf and into the deep basin forming wide spread sand deposits called “fans” or “lobes.”   This process occurred many times to form the “wash deposits” that range in thickness from 3,200’ to 3,500’.  The cartoon below depicts the mountain region, climate, weathering and the resulting deposit of sands in the ancient inland sea.  Eventually, these sand lobes became sandstone that filled with oil and gas (hydrocarbon reservoirs).

We use well control and 3D seismic to identify our horizontal targets.  In addition, we have more than 2,000 Granite Wash wells from the basin that have been tied through log and production data.

The primary targets in our Stiles Ranch field include the Marmaton, Cherokee, Red Fork and Atoka formations. We are also able to identify zones most prospective for oil.

Horizontal drilling was only recently implemented in the Granite Wash, primarily due to its deeper drilling depths. Newfield, and industry, have learned to effectively drill and complete horizontal wells. We drilled our first well in late 2008 and were encouraged with our success. The list below shows information on all seven of our completed wells to date.

1)
The McCoy 27-7H commenced production in December 2008 at 25 MMcf/d and 1,900 BCPD from a 3,400’ lateral completion. The well averaged 27.1 MMcfe/d over the first 60 days of production and has produced nearly 4 Bcfe to date. Newfield has a 74% operated interest in the well.

2)	The Britt Ranch I4-13H commenced production in February 2009 at 8 MMcf/d and 180 BCPD from a 2,900’ lateral completion. Newfield has a 100% operated interest in the well.

3)
The McCoy 27-8H commenced production in March 2009 at 21 MMcf/d and 1,230 BCPD from a 3,600’ lateral completion. The well averaged 18.2 MMcfe/d over the first 60 days of production and has produced 1.25 Bcfe to date. Newfield has a 74% operated interest in the well.

4)	The D Britt 4-3H commenced production in April 2009 at 21 MMcf/d from a 3,900’ lateral completion. Newfield has a 95% operated interest in the well.

5)	The McCoy 27-10H commenced production in June 2009 at 12 MMcf/d and 280 BCPD from a 2,900’ lateral completion. Newfield has a 74% operated interest in the well.

6)	The Thomas 5-5H commenced production in July 2009 at 20 MMcf/d from a 3,900’ lateral completion. Newfield has a 100% operated interest in the well.

7)	The Williams 33-7H commenced production this week at 21 MMcf/d and 570 BCPD from a 3,600’ lateral completion. Newfield has a 100% interest in the well.

Newfield’s gross drill and complete costs in the Granite Wash to date have averaged about $10 million. The Company’s most recent well, the Williams 33-7H, was drilled and completed for $7.4 million. Our lateral lengths to date have been between 2,900’ and 3,900’. In the second half of 2009, we expect to drill lateral lengths up to 5,000’, utilizing our learning curve from the Woodford Shale. Longer lateral completions, lower rig rates and ongoing efficiency gains are expected to further improve returns in the play.

Due to the success of our early drilling results, we added additional Granite Wash wells into our 2009 budget. We shifted an operated rig from our South Texas area to the Stiles Ranch field. Today we are running 3 operated rigs in the field, all of which are drilling horizontal wells. We expect to run at least three operated rigs in the field for the remainder of the year. We have an approximate 80% interest in the field.

We have a deep inventory of drilling locations today that should allow us to run a 3-5 operated rig program for the next several years. Our geoscientists are doing detailed field studies today to more accurately determine how many locations ultimately exist.

ROCKY MOUNTAINS

Monument Butte Field

Monument Butte field production is approximately 16,000 BOPD gross. Oil sales currently equal production. Due to increased demand for Black Wax, we sold nearly 300,000 barrels from inventory in the first half of 2009. Since the beginning of 2009, we have been running three operated rigs, down from five in 2008. Increased demand has led to an improvement in Black Wax differentials to about $12-13 below NYMEX (including transportation). We are planning to add a fourth operated rig in the field in the third quarter of 2009.

Drilling and completion costs in the Monument Butte field have fallen significantly. We are today drilling our 40 acre-spaced vertical wells for approximately $685,000 and our directional 20 acre-spaced locations for about $930,000. Our returns in the Monument Butte field are among the highest in our Company.

Williston Basin

We have approximately 500,000 net acres in the Williston, with 200,000 acres in prospective development regions (primarily North Dakota). We are focused primarily on the Bakken Shale and Three Forks/Sanish formations. Based on our success to date, we have a growing inventory of locations in the region. We are operating a one-rig program in the Williston today with plans to increase activity in 2010.

We have drilled 11 successful wells (eight in the Bakken and three in the Sanish/Three Forks).  Our last three wells have all tested more than 1,000 BOEPD over a peak 24-hour period. We are developing our geologic information in the area and drilling our wells more effectively and with increased efficiency. The success of our drilling program this year is setting up our development plans for 2010 and beyond. We have nine planned wells in 2009 and more than 20 in 2010.

The following table shows our Williston Basin results to date.

Our gross operated production is approximately 4,000 BOPD. Differentials in the Williston Basin today are approximately $8 per barrel, which is a significant improvement from year-end ’08.

GULF OF MEXICO

We recently announced the Pyrenees discovery in the deepwater Gulf of Mexico. Since the beginning of 2008, we have drilled seven successes out of eight exploration attempts in the deepwater Gulf and have seven deepwater developments underway, providing significant future production growth (TABLE BELOW).

Pyrenees. The Pyrenees discovery met our pre-drill expectations with the first well. The discovery found 125’ of net pay in three separate intervals. Additional amplitudes are also prospective, providing significant potential upside to this discovery. The partners recently contracted a deepwater rig and a sidetrack is now underway. The sidetrack will test both shallow and deeper objectives in the Pyrenees complex. Pyrenees is located in approximately 2,100' of water in Garden Banks Block 293. We operate with a 40% working interest.

In the March 2009 GOM lease sale, we won four additional leases around Pyrenees. We now have an 11 contiguous block area with significant exploration potential remaining. Two new prospects include Mastiff and Saluki. Each of these is 200-400 Bcfe in pre-drill potential. We expect to sell down its existing interests on a promoted basis. We have an 85% interest in Mastiff and a 100% interest in Saluki. These prospects could be tested as early as 2010 depending on rig availability and partners.

The map below shows the 11-block Pyrenees complex, including the Mastiff and Saluki prospects.

Winter. We announced two exploration discoveries in as many attempts in the first half of 2009. The second discovery was Winter, located at Garden Banks 605 in about 3,400’ of water. The well found about 44’ of net hydrocarbon pay in two sands. The partners are exploring several viable development options through a tie back to existing infrastructure. First production is expected in 2011. We are the operator of Winter with a 30% working interest.

Current development inventory will lead to significant future growth. The following table details the seven deepwater developments we have underway today and their estimated timing of first production.

PROJECT                                                     LOCATION                           FIRST PROD.                        NFX WI

Fastball	VK1003	2009	66% Operator
Sargent	GB 339	2010	25% Operator
Dalmatian	DC 48	2010	37.5% Outside operated
Anduin West	MC 754	2010	50% Operator
Gladden	MC 800	2010	47.5% Operator
Pyrenees	GB 292/293	2011	40% Operator
Winter	GB 605	2011	30% Operator

Over the last several years, we have assembled a substantial inventory of exploration prospects in the deepwater Gulf of Mexico. We own interests in 88 deepwater blocks (approximately 500,000 gross acres). We plan to drill 3-5 deepwater Gulf of Mexico wells each year for the next several years.

INTERNATIONAL

Malaysia

Liftings from our Malaysian operations increased 86% in the second quarter of 2009 compared to the second quarter of 2008. We are producing more than 35,000 BOPD gross, (nearly 20,000 BOPD net) from seven shallow water oil fields on blocks, PM 318 and PM 323. Despite the allocation of less capital to our international operations in 2009, we are benefiting from the significant investments we made in shallow water developments over the last several years. We have multiple development opportunities remaining on our shallow water blocks. We have ongoing developments on PM 318, PM 323 and PM 329 that will add additional production in 2010 and beyond.

China
Current gross production from our fields in Bohai Bay is 19,000 BOPD, or approximately 2,000 BOPD net to our interest.

In the Pearl River Mouth Basin, we are currently testing a recent appraisal well – the LF 7-1-1. The well was added into this year’s budget and will appraise a 2008 discovery -- the LF 7-2-1. We have a 100% working interest in the well; CNOOC has a 51% back-in election to any commercial development.

We added additional natural gas hedges to our 2011 positions (highlighted). The following tables update our complete hedge positions.

THIRD QUARTER ESTIMATES
3Q09 Estimates
	Domestic	Int’l	Total
Production/Liftings
Natural gas – Bcf	43.5 – 48.9	–	43.5 – 48.9
Oil and condensate – MMBbls	1.5 – 1.6	1.7 – 1.9	3.2 – 3.5
Total Bcfe	52.5 – 58.5	10.4 – 11.5	62.9 – 70.0

Average Realized Prices
Natural gas – $/Mcf	Note 1
Oil and condensate – $/Bbl	Note 2	Note 3
Mcf equivalent – $/Mcfe

Operating Expenses:
Lease operating
Recurring ($MM)	$34.0 - $38.0	$21.7 - $24.0	$55.7 - $62.0
per/Mcfe	$0.64 - $0.65	$2.08 - $2.10	$0.88 - $0.89
Major (workover, repairs, etc.) ($MM)	$4.0 - $6.0	$0.9 - $1.0	$4.9 - $7.0
per/Mcfe	$0.08 - $0.10	$0.09 - $0.10	$0.08 - $0.10

Production and other taxes ($MM)Note 4	$14.3 - $15.9	$9.6 - $10.6	$23.9 - $26.5
per/Mcfe	$0.27 - $0.28	$0.92 - $0.93	$0.37 - $0.39

General and administrative (G&A), net ($MM)	$29.9 - $33.0	$1.4 - $1.6	$31.3 - $34.6
per/Mcfe	$0.56 - $0.57	$0.13 - $0.14	$0.49 - $0.50

Capitalized internal costs ($MM)			$(18.5 - $20.5)
per/Mcfe			$(0.29 – $0.30)

Interest expense ($MM)			$29.9 - $33.1
per/Mcfe			$0.47 - $0.48

Capitalized interest ($MM)			$(11.4 - $12.6)
per/Mcfe			$(0.18 - $0.19)

Tax rate (%)Note 5			36% - 38%

Income taxes (%)
Current			14% - 16%
Deferred			84% - 86%

Note 1:  Gas prices in the Mid-Continent, after basis differentials, transportation and handling charges, typically average 70 – 80% of the Henry Hub Index. Beginning in the third quarter of 2009, our realized prices for Mid-Continent properties should improve to 75-85% of the Henry Hub Index as we begin to utilize our agreements that provide guaranteed pipeline capacity at a fixed price to move this natural gas production to the Perryville markets. Gas prices in the Gulf Coast, after basis differentials, transportation and handling charges, are expected to average $0.50 – $0.75 per MMBtu less than the Henry Hub Index.
Note 2:  Oil prices in the Gulf Coast typically average 90 – 95% of NYMEX WTI price. Rockies oil prices average about $12 - $14 per barrel below WTI. Oil production from the Mid-Continent typically averages 85 – 90% of WTI.
Note 3:  Oil in Malaysia typically sells at a slight discount to Tapis, or about 85-90% of WTI. Oil production from China typically sells at $6 – $8 per barrel below WTI.
Note 4:  Guidance for production taxes determined using $65/Bbl oil and $4.50/MMBtu gas.
Note 5:  Tax rate applied to earnings excluding unrealized gains or losses on commodity derivatives.

NATURAL GAS HEDGE POSITIONS

Please see the tables below for our complete hedging positions. Items highlighted reflect new and/or changed data since our last publication on May 21, 2009.

The following hedge positions for the third quarter of 2009 and beyond are as of July 21, 2009:

Third Quarter 2009
	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
22,150 MMMBtus	$7.81	—	—	—	—
13,620 MMMBtus	—	—	$8.00 — $11.83	$8.00	$8.97 — $14.37

Fourth Quarter 2009
	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
26,120 MMMBtus	$7.34	—	—	—	—
8,435 MMMBtus	—	—	$8.23 — $11.20	$8.00 — $8.50	$8.97 — $14.37

First Quarter 2010
	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
31,800 MMMBtus	$6.79	—	—	—	—
5,700 MMMBtus	—	—	$8.50 — $10.44	$8.50	$10.00 — $11.00

Second Quarter 2010
	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
34,850 MMMBtus	$6.41	—	—	—	—

Third Quarter 2010
	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
35,200 MMMBtus	$6.41	—	—	—	—

Fourth Quarter 2010
	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
25,270 MMMBtus	$6.47	—	—	—	—

First Quarter 2011
	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
14,400 MMMBtus	$6.51	—	—	—	—

Second Quarter 2011
	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
14,560 MMMBtus	$6.51	—	—	—	—

Third Quarter 2011
	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
14,720 MMMBtus	$6.51	—	—	—	—

Fourth Quarter 2011
	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
4,960 MMMBtus	$6.51	—	—	—	—

The following table details the expected impact to pre-tax income from the settlement of our derivative contracts, outlined above, at various NYMEX gas prices, net of premiums paid for these contracts (in millions).

	Gas Prices
	$4.00	$5.00	$6.00	$7.00	$8.00	$9.00
2009
3rd Quarter	$138	$103	$67	$31	$(5)	$(27)
4th Quarter	$123	$88	$54	$19	$(15)	$(43)
Total 2009	$261	$191	$121	$50	$(20)	$(70)

2010
1st Quarter	$114	$77	$40	$2	$(35)	$(70)
2nd Quarter	$84	$49	$14	$(21)	$(56)	$(91)
3rd Quarter	$85	$49	$14	$(21)	$(56)	$(91)
4th Quarter	$62	$37	$12	$(13)	$(39)	$(64)
Total 2010	$345	$212	$80	$(53)	$(186)	$(316)

2011
1st Quarter	$36	$22	$7	$(7)	$(22)	$(36)
2nd Quarter	$37	$22	$7	$(7)	$(22)	$(37)
3rd Quarter	$37	$22	$8	$(7)	$(22)	$(37)
4th Quarter	$12	$7	$3	$(3)	$(7)	$(12)
Total 2011	$122	$73	$25	$(24)	$(73)	$(122)

In the Rocky Mountains, we hedged basis associated with 48% of the proved producing fields from January 2009 through full-year 2012. The weighted average hedged differential during this period was $(0.976) per Mmbtu.

Approximately 11% of our natural gas production correlates to Houston Ship Channel, 19% to Columbia Gulf, 14% to Texas Gas Zone 1, 9% to Southern Natural Gas, 7% to Transco Zone 0, 6% to CenterPoint/East, 16% to Panhandle Eastern Pipeline, 6% to Waha, 8% to Colorado Interstate, 4% to others.

CRUDE OIL HEDGE POSITIONS
Items highlighted reflect new and/or changed data since our last publication on May 21, 2009.
The following hedge positions for the third quarter of 2009 and beyond are as of July 21, 2009:

Third Quarter 2009
	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
828,000 Bbls	$128.93	—	—	—	—
828,000 Bbls	—	$107.11	—	$104.50 — $109.75	—

Fourth Quarter 2009
	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
828,000 Bbls	$128.93	—	—	—	—
828,000 Bbls	—	$107.11	—	$104.50 — $109.75	—

First Quarter 2010
	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
90,000 Bbls	$93.40	—	—	—	—
810,000 Bbls	—	—	$127.97— $170.00	$125.50 — $130.50	$170.00
180,000 Bbls*	—	—	$60.00— $112.05	$60	$112.00—$112.10

Second Quarter 2010
	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
90,000 Bbls	$93.40	—	—	—	—
819,000 Bbls	—	—	$127.97— $170.00	$125.50 — $130.50	$170.00
182,000 Bbls*	—	—	$60.00— $112.05	$60	$112.00—$112.10

Third Quarter 2010
	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
90,000 Bbls	$93.40	—	—	—	—
828,000 Bbls	—	—	$127.97— $170.00	$125.50 — $130.50	$170.00
184,000 Bbls*	—	—	$60.00— $112.05	$60	$112.00—$112.10

Fourth Quarter 2010
	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
90,000 Bbls	$93.40	—	—	—	—
828,000 Bbls	—	—	$127.97— $170.00	$125.50 — $130.50	$170.00
184,000 Bbls*	—	—	$60.00— $112.05	$60	$112.00—$112.10

*These 3-way collar contracts are standard crude oil collar contracts with respect to the periods, volumes and prices stated above. The contracts have floor and ceiling prices per Bbls as per the table above until the price drops below a weighted average price of $50 per Bbls. Below $50 per Bbls, these contracts effectively result in realized prices that are on average $10 per Bbls higher than the cash price that otherwise would have been realized.

The following table details the expected impact to pre-tax income from the settlement of our derivative contracts, outlined above, at various NYMEX oil prices, net of premiums paid for these contracts (in millions).

Oil Prices
	$40.00	$50.00	$60.00	$70.00	$80.00
2009
3rd Quarter	$ 123	$ 106	$ 90	$ 73	$ 56
4th Quarter	$ 129	$ 115	$ 99	$ 84	$ 70
Total 2009	$ 252	$ 221	$ 189	$ 157	$ 126

2010
1st Quarter	$ 70	$ 61	$ 50	$ 42	$ 33
2nd Quarter	$ 71	$ 62	$ 51	$ 42	$ 33
3rd Quarter	$ 72	$ 63	$ 52	$ 42	$ 33
4th Quarter	$ 72	$ 62	$ 52	$ 42	$ 33
Total 2010	$ 285	$ 248	$ 205	$ 168	$ 132

We provide information regarding our outstanding hedging positions in our annual and quarterly reports filed with the SEC and in our electronic publication -- @NFX.  This publication can be found on Newfield’s web page at http://www.newfield.com. Through the web page, you may elect to receive @NFX through e-mail distribution.

Newfield Exploration Company is an independent crude oil and natural gas exploration and production company. The Company relies on a proven growth strategy of growing reserves through an active drilling program and select acquisitions. Newfield's domestic areas of operation include the Mid-Continent, the Rocky Mountains, onshore Texas and the Gulf of Mexico. The Company has international operations in Malaysia and China.

FORWARD LOOKING STATEMENTS
**This publication contains forward-looking information. All information other than historical facts included in this publication, such as information regarding estimated or anticipated third quarter 2009 results, estimated 2009 capital expenditures, cash flow, production and cost reductions, drilling and development plans and the timing of activities, is forward-looking information. Although Newfield believes that these expectations are reasonable, this information is based upon assumptions and anticipated results that are subject to numerous uncertainties and risks. Actual results may vary significantly from those anticipated due to many factors, including drilling results, oil and gas prices, industry conditions, the prices of goods and services, the availability of drilling rigs and other support services, the availability of refining capacity for the crude oil Newfield produces from its Monument Butte field in Utah, the availability and cost of capital resources, labor conditions and severe weather conditions (such as hurricanes). In addition, the drilling of oil and gas wells and the production of hydrocarbons are subject to governmental regulations and operating risks.